PRESS RELEASE

China BAK Announces One-For-Five Reverse Stock Split

Shenzhen, China – October 26, 2012 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, announced today that it has filed a Certificate of Change pursuant to Section 78.209 of the Nevada Revised Statutes with the Nevada Secretary of State to effect a one (1) -for- five (5) reverse stock split of the authorized and issued and outstanding common stock, par value $0.001 per share, of the Company (“Common Stock”). The reverse stock split will be effective at the market opening on October 26, 2012, at which time the Company’s Common Stock will begin trading on the NASDAQ Stock Market on a split-adjusted basis. The Company’s Common Stock will continue to trade under the symbol “CBAK” but under a new CUSIP number 16936Y209.

The Company is implementing the reverse stock split to regain compliance with NASDAQ continued listing standards. Following the reverse stock split the Company will have approximately 12.8 million shares of Common Stock issued and outstanding. In addition, the number of total authorized shares of Common Stock will be reduced to 20 million shares.

For further information regarding the reverse stock split, please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission and available on the SEC website at http://www.sec.gov following effectiveness of the reverse stock split.

About China BAK Battery, Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, smartphones, notebook computers, e-bikes, electric vehicles, power tools, uninterruptible power supplies, and portable consumer electronics such as portable media players, portable gaming devices, personal digital assistants, or PDAs, camcorders, digital cameras, and Bluetooth headsets. China BAK Battery, Inc.'s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet. For more information regarding China BAK Battery, Inc., please visit http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the ability of the Company to meet its contract obligations; the uncertain market for the Company's high-power lithium and other battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for electric vehicles; and risks related to China BAK's business and risks related to operating in China. Please refer to China BAK's Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

China BAK Battery, Inc.
Tracy Li
Investor Relations Manager
Tel: 86-755-61886818 ext 6856
E-mail: ir@bak.com.cn